Exhibit 99

General Electric Capital Services, Inc.

Condensed Statement of Earnings

	Three months ended June 30				Six months ended June 30
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Revenues from services	$12,980	$13,252			$25,870	$27,436
Sales of goods	168	205			449	478
Total revenues	13,148	13,457	(2)%		26,319	27,914	(6)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,791	5,635			11,789	11,988
Interest	3,870	4,468			7,808	9,589
Investment contracts, insurance losses and insurance
annuity benefits	770	823			1,557	1,596
Provision for losses on financing receivables	2,009	2,817			4,272	5,153
Total costs and expenses	12,440	13,743	(9)%		25,426	28,326	(10)%

Earnings (loss) from continuing operations before
income taxes	708	(286)	F		893	(412)	F
Benefit for income taxes	101	670			458	1,821
Earnings from continuing operations	809	384	F		1,351	1,409	(4)%

Loss from discontinued operations, net of taxes	(188)	(193)			(575)	(197)

Net earnings	621	191	F		776	1,212	(36)%

Less net earnings (loss) attributable to noncontrolling –
interests	(13)	17			(10)	63
Net earnings attributable to GECS	$634	$174	F		$786	$1,149	(32)%

Amounts attributable to GECS:
Earnings from continuing operations	$822	$367	F		$1,361	$1,346	1%
Loss from discontinued operations, net of taxes	(188)	(193)			(575)	(197)
Net earnings attributable to GECS	$634	$174	F		$786	$1,149	(32)%

(1)

General Electric Capital Services, Inc.

Summary of Operating Segments (unaudited)

	Three months ended June 30				Six months ended June 30
(Dollars in millions)	2010	2009	V	%	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,506	$5,306	(15)		$9,100	$10,986	(17)
Consumer(a)	4,832	4,851	(0)		9,796	9,563	2
Real Estate	991	1,014	(2)		1,935	1,989	(3)
Energy Financial Services	595	490	21		1,386	1,134	22
GE Capital Aviation Services (GECAS)(a)	1,259	1,163	8		2,498	2,266	10
Total segment revenues	12,183	12,824	(5)		24,715	25,938	(5)
GECS corporate items and eliminations	965	633	52		1,604	1,976	(19)
Total Revenues	$13,148	$13,457	(2)		$26,319	$27,914	(6)

Segment profit
CLL(a)	$312	$243	28		$544	$481	13
Consumer(a)	735	252	F		1,328	989	34
Real Estate	(524)	(237)	U		(927)	(410)	U
Energy Financial Services	126	65	94		279	140	99
GECAS(a)	288	285	1		605	546	11
Total segment profit	937	608	54		1,829	1,746	5
GECS corporate items and eliminations	(115)	(241)	52		(468)	(400)	(17)
Earnings from continuing operations
attributable to GECS	822	367	F		1,361	1,346	1
Loss from discontinued operations, net of taxes,
attributable to GECS	(188)	(193)	3		(575)	(197)	U
Net earnings attributable to GECS	$634	$174	F		$786	$1,149	(32)

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Services, Inc.

Condensed Statement of Financial Position

	June 30,	December 31,
(Dollars in billions)	2010	2009
	(Unaudited)
Assets
Cash & marketable securities	$103.6	$116.3
Inventories	0.1	0.1
Financing receivables - net	333.3	336.9
Property, plant & equipment - net	53.7	56.7
Goodwill & intangible assets	29.9	32.4
Other assets	95.5	106.2
Assets of businesses held for sale	0.6	0.1
Assets of discontinued operations	1.2	1.5

Total assets	$617.9	$650.2

Liabilities and equity
Borrowings and bank deposits	$481.7	$500.3
Investment contracts, insurance liabilities and insurance annuity benefits	31.0	32.0
Other liabilities	35.3	43.9
Liabilities of businesses held for sale	0.3	0.1
Liabilities of discontinued operations	1.2	1.1
GECS shareowner's equity	67.3	70.8
Noncontrolling interests	1.1	2.0

Total liabilities and equity	$617.9	$650.2

(3)